EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Chesapeake Energy Corporation of our report dated February 24, 2003, except for the information in Note 1 under the caption “Leasehold Costs” and Note 16, as to which the date is as of September 9, 2003, relating to the consolidated financial statements and financial statement schedule, which appears in Chesapeake Energy Corporation’s Form 10-K/A for the year ended December 31, 2002. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Oklahoma City, Oklahoma

November 21, 2003